UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 2, 2022
Date of Report (date of earliest event reported)

Asensus Surgical, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-19437 (Commission File Number)	11-2962080 (I.R.S. Employer Identification Number)

1 TW Alexander Drive, Suite 160
Durham, NC 27703
(Address of principal executive offices)
919-765-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	ASXC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

     Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2022, the independent members of the Board of Directors (the “Board”) of Asensus Surgical, Inc. (the “Company”), upon the recommendation of the Compensation Committee (the “Committee”) of the Board approved the 2021 incentive bonuses, retention bonuses and compensation changes for 2022 for Anthony Fernando, the CEO, and Shameze Rampertab, the CFO, of the Company.

As will be described in more detail in the Company’s proxy materials for its 2022 Annual Meeting of Stockholders to be held later this year, the 2021 incentive bonuses of $280,500 for Mr. Fernando and $138,125 for Mr. Rampertab, were based on achievement of pre-established corporate goals at an 85% achievement rate. No increase in base salary was approved for the CEO and CFO for 2022. The Board did approve long-term incentive compensation for 2022 in the form of equity awards as set forth below, consisting of a one-third mix each of stock options, time-based restricted stock units (with a three-year vesting schedule) and performance-based restricted stock units (with a three-year vesting that occurs only upon achievement of a designated corporate performance goal).

In addition, the Committee and the independent members of the Board approved a discretionary retention bonus consisting of cash and Restricted Stock Units (RSUs) with a one-year cliff vesting period for each of the CEO and CFO as set forth below.

These annual and discretionary retention awards were made after careful consideration of the extraordinary efforts of the executive officers, particularly Mr. Fernando, in leading the Company through the challenges of 2021, achieving success in the reaching the pre-established corporate goals at an 85% level of achievement despite such challenges, maintaining the Company’s focus on its strategic goals, and continuing to adapt to the significant impact of COVID‑19 on hospitals and surgeons, and on the Company’s business and strategic focus. The corporate goals were based on improvement in the number of procedures performed globally using the Company’s Senhance Surgical® robotic surgical system for laparoscopic general surgery procedures, publications regarding the Company’s products, continued success in filing and receiving regulatory clearance for the Company’s product offerings, all while meeting budgetary goals and preserving capital. The Committee and Board also considered the executive officers’ compensation as compared to the peer company executive compensation data for the Company’s peer group of companies in making these awards. Following these awards the executive officers collectively hold shares and equity awards equal to approximately 2.9% of outstanding shares.

2022 Equity Grants to Executive Officers
Executive Officer	Stock Options	RSUs	PRSUs
Anthony Fernando, President and Chief Executive Officer	578,000	486,900	486,900
Shameze Rampertab, EVP and Chief Financial Officer	222,500	187,250	187,250

2022 Discretionary Retention Bonus
Executive Officer	RSUs	Cash
Anthony Fernando, President and Chief Executive Officer	280,899	$250,000
Shameze Rampertab, EVP and Chief Financial Officer	84,270	$75,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASENSUS SURGICAL, INC.

Date: February 7, 2022	By:	/s/ Shameze Rampertab
Shameze Rampertab
Executive Vice President and Chief Financial Officer